April 24, 2000



Randolph E. Brown
Via Hand Delivery

RE:  Retention Bonus and Sales Commission

Dear Randy:

In recognition of your past and ongoing contributions to AMRESCO, INC. ("AMRESCO"), we are pleased to offer to you a Retention Bonus, based upon the terms and conditions contained in this letter agreement. AMRESCO, like any publicly traded company, cannot guarantee continued employment through December 31, 2000.

We believe that there is an ongoing position for you with AMRESCO, and this letter in no way implies that we intend to terminate your employment with AMRESCO at some future date. Rather, it is to acknowledge your special value to our organization.

If either (a) your termination of employment (as hereinafter defined) or (b) a Change of Control (as hereinafter defined) occurs prior to December 31, 2000, you will be paid a one time bonus of $1,500,000. This amount will be paid within fifteen (15) days of the date of the earlier to occur of (i) such termination of employment or (ii) Change of Control in a lump sum, and will be subject to applicable withholding. This bonus is in lieu of any other form of severance compensation for which you are or may become eligible.

If you are a full-time employee of AMRESCO or one of its affiliates on (a) December 31, 2000 or (b) thirty (30) days after the closing of the sale of all of the three (3) business units within AMRESCO's Commercial Finance division (Builders Group, ACLC and AMRESCO Independence Funding, Inc.), you will be paid a one time bonus of $1,500,000. This amount will be paid in a lump sum within fifteen (15) days of the appropriate date, and will be subject to applicable withholding. This bonus is in lieu of any other form of severance compensation for which you are or may become eligible.

For   purposes   of  the  definition  of  "termination"   or
"termination of employment" means the following:

(a)  actual   involuntary  termination  of  your  employment
     status without Cause (as hereinafter defined), or

(b) actual voluntary termination of your employment at any time within thirty (30) days of the occurrence of one (1) of the following events:

     (i) the assignment to you of any duties inconsistent with your position, duties, responsibilities and status with AMRESCO immediately prior to your termination, or a material adverse change in your reporting responsibilities, titles or offices as in effect immediately prior to your termination;

     (ii) a reduction in your base salary as in effect immediately prior to your termination;

     (iii) requiring you to be based anywhere other than either the offices at which you were based immediately prior to your termination or offices which are no more than thirty-five (35) miles from the location of your home immediately prior to your termination, except for required travel on your employer's business to an extent substantially consistent with your business travel obligations immediately prior to such termination; or

     (iv) the failure to provide to you benefit or compensation plans (including, but not limited to any pension plan, life insurance plan, health and accident plan or disability plan) which do not materially reduce the benefits from those you enjoyed immediately prior to such termination, or the failure to provide you with the number of paid vacation days to which you are then entitled on the basis of years of service with AMRESCO in accordance with AMRESCO's normal vacation policy in effect immediately prior to your termination;

For purposes hereof, a "Change of Control" shall mean any one of the following: (a) Continuing Directors (The term "Continuing Directors" means any individual who is a member of the Board of Directors of AMRESCO [the "Board"] on the date hereof or was nominated for election as a director by, or whose nomination as a director was approved by, the Board with the affirmative vote of a majority of the Continuing Directors.) no longer constitute a majority of the Board;
(b) any person or group of persons (as defined in Rule 13d-5 under the Securities Exchange Act of 1934, as amended {Rule 13d-5}), together with his or its affiliates, becomes the beneficial owner, directly or indirectly, of 25% or more of AMRESCO's then outstanding securities entitled generally to vote for the election of AMRESCO's directors; (c) the merger or consolidation of AMRESCO with any other entity if AMRESCO is not the surviving entity or any person or group of persons (as defined in Rule 13d-5), together with his or its affiliates, is the beneficial owner, directly or indirectly , of 25% or more of the surviving entity's then outstanding securities entitled generally to vote for the election of the surviving entity's directors; or (d) the sale of all or substantially all of the assets of AMRESCO or the liquidation or dissolution of AMRESCO.

AMRESCO  shall  also pay to you an incentive  bonus  of  the lesser of (a) $1,500,000 or (b) five percent (5%) of the value of the sales proceeds in excess of $120 million received by AMRESCO (net of equity and debt) in connection with the sale prior to December 31, 2000 of all of the three
(3) business units of AMRESCO's Commercial Finance Division (Builders Group, ACLC and AMRESCO Independence Funding, Inc.). Such incentive bonus will be paid within fifteen
(15) days of the date of the closing of the sale of the last of such business units to be sold, and will be subject to applicable withholdings.

If you voluntarily terminate your employment (other than a termination) or your employment with AMRESCO is terminated by AMRESCO for Cause prior to December 31, 2000 you will not be entitled to any payment hereunder. "Cause", as used herein, means (1) gross misconduct or willful, substantial violation of AMRESCO policies and procedures or (2) other performance deficiencies, provided that you have been given a written warning and not less than 15 days to correct such performance deficiencies.

As these particular bonus plans are restricted to certain key employees, it is necessary that you keep the terms of this agreement confidential. You may disclose the existence and terms of this agreement only to your spouse, accountant, attorney, the IRS and to others only if required by law. Failure to keep the terms and conditions of this agreement confidential will be considered gross misconduct and may result in forfeiture of the bonuses provided for herein or termination of your employment, or both. If you have further questions, please do not hesitate to contact me.

This  letter  agreement may not be assigned  by  you.   This
letter  agreement  will  be binding  upon  AMRESCO  and  any
successor-in-interest   thereto,    whether    by    merger,
consolidation or otherwise.

Sincerely,



Robert H. Lutz, Jr.
President  and Chief Executive Officer

ACCEPTED:




Employee Signature
Date: